Exhibit 99.1

Liberty Broadband Corporation Announces Management Changes

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) today announced the following management changes effective as of October 1st.

Mark D. Carleton has been appointed to the position of Chief Financial Officer and will continue to report to Greg Maffei, Liberty Broadband’s President and CEO. As Chief Financial Officer, Mr. Carleton will oversee all accounting and treasury functions at Liberty Broadband. Mr. Carleton most recently served as Chief Development Officer, and has held several senior executive positions at Liberty Broadband’s former parent company, Liberty Media Corporation (“Liberty Media”) and its predecessors. Prior to that, Mr. Carleton served as a partner in the accounting firm of KPMG, where he had overall responsibility for the communications sector and served on KPMG’s board of directors.

Christopher W. Shean has been appointed Senior Advisor and will continue to report to Mr. Maffei.  Mr. Shean has been Chief Financial Officer since 2014 and has held other senior executive positions with Liberty Broadband’s predecessors since 2000. In connection with assuming his new role, Mr. Shean will no longer serve as Chief Financial Officer of Liberty Broadband.

Albert E. Rosenthaler has been appointed to the position of Chief Corporate Development Officer and will continue to report to Mr. Maffei.  As Chief Corporate Development Officer, Mr. Rosenthaler will be responsible for identifying and pursuing investment and other opportunities and will assist in setting strategic direction to maximize shareholder value.  Mr. Rosenthaler will also oversee Liberty Broadband’s senior tax officer who will have day-to-day responsibility for aspects of Liberty Broadband’s tax strategies and compliance.  Mr. Rosenthaler most recently served as Chief Tax Officer, and has served as top tax officer for Liberty Broadband, Liberty Media and its predecessors since 2002.  Prior to that, he was a tax partner at Arthur Andersen serving clients in the cable television, telecommunications, oil and gas, public utilities and financial services businesses.

"We are pleased to announce these management changes, which will benefit the organization," said Greg Maffei. "We congratulate Mark, Chris, and Albert and look forward to their continued service at Liberty Broadband in these new roles.”

About Liberty Broadband Corporation

Liberty Broadband Corporation’s (Nasdaq: LBRDA, LBRDK) businesses consist of its interest in Charter Communications and its subsidiary TruePosition.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420